Exhibit 99.1

Catalyst Pharmaceuticals Receives U.S. FDA Approval For Increased Maximum

Daily Dose For FIRDAPSE®

CORAL GABLES, Fla., May 30, 2024 — Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare and difficult-to-treat diseases, today announced that the U.S. Food and Drug Administration (“FDA”) has approved its supplemental New Drug Application (“sNDA”) increasing the indicated maximum daily dose of FIRDAPSE® (amifampridine) for adults and pediatric patients weighing more than 45 kg from 80 mg to 100 mg for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”). The increased maximum daily dose offers healthcare providers and patients greater flexibility in treatment regimens for the management of LEMS.

LEMS is a rare autoimmune disorder characterized by muscle weakness and fatigue. FIRDAPSE is a potassium channel blocker indicated for the treatment of LEMS in adults and pediatric patients six years of age and older and works by increasing the release of acetylcholine, a neurotransmitter, at the neuromuscular junction, which helps improve muscle function in people with LEMS. FIRDAPSE is currently the only U.S. approved treatment for LEMS and this approval broadens the approved dosing options for prescribers treating LEMS.

“We are pleased to receive the approval for the increased maximum daily dose of FIRDAPSE,” said Richard J. Daly, President and CEO of Catalyst. “This pivotal achievement further underscores our dedication to meeting the evolving needs of LEMS patients and their healthcare providers. We believe that this milestone will have a meaningful impact on the lives of LEMS patients, offering a new level of flexibility in treatment while aligning with our overarching mission to optimize LEMS patient outcomes.”

Patients in the U.S. can access FIRDAPSE by prescription through their healthcare providers. For those seeking more information, the Catalyst Pathways® Patient Assistance Program for FIRDAPSE® offers comprehensive support, including a dedicated team to assist families throughout the treatment journey for eligible patients. Caregivers and healthcare professionals may call 1-833-422-8259 or visit www.yourcatalystpathways.com for further details.

For additional information, please visit the company website at Catalyst Pharmaceuticals.

About Catalyst Pharmaceuticals, Inc.

With exceptional patient focus, Catalyst is committed to developing and commercializing innovative first-in-class medicines that address rare and difficult-to-treat diseases. Catalyst’s flagship U.S. commercial product is FIRDAPSE® (amifampridine) Tablets 10 mg, approved for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”) for adults and for children ages six to seventeen. In January 2023, Catalyst acquired the U.S. commercial rights to FYCOMPA® (perampanel) CIII, a prescription medicine approved in people with epilepsy aged four and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS. On July 18, 2023, Catalyst acquired an exclusive license for North America for AGAMREE® (vamorolone) oral suspension 40 mg/mL, a novel corticosteroid treatment for Duchenne Muscular Dystrophy. AGAMREE previously received FDA Orphan Drug and Fast Track designations and was approved by the FDA for commercialization in the U.S. on October 26, 2023. AGAMREE became commercially available by prescription in the U.S. on March 13, 2024.

For more information about Catalyst Pharmaceuticals, Inc., please visit the Company’s website at www.catalystpharma.com. For Full Prescribing and Safety Information for FIRDAPSE®, please visit www.firdapse.com. For Full Prescribing Information, including Boxed WARNING for FYCOMPA®, please visit www.fycompa.com. For Full Prescribing Information for AGAMREE®, please visit www.agamree.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2023 and its other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

mcoleman@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com

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